PRICING SUPPLEMENT No. F1257
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. No. 333-238458-02
Dated November 13, 2020

Credit Suisse AG $10,000,000 Airbag Autocallable Yield Notes

Linked to the Common Stock of Royal Caribbean Cruises Ltd. due on November 17, 2021

Investment Description

Airbag Autocallable Yield Notes (the “Notes”) are senior unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the common stock of Royal Caribbean Cruises Ltd. (the “Underlying,” and International Paper Company, the “Reference Share Issuer”). Credit Suisse will pay you a quarterly Coupon regardless of the performance of the Underlying unless your Notes are previously called. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Price. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the product of (i) the principal amount of your Notes divided by the Conversion Price of the Underlying and (ii) the share adjustment factor (the “Share Delivery Amount”) and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. Higher coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Notes are not called and the Final Underlying Price is less than the Conversion Price. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Automatically Callable — If on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Price, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Coupon payable for that quarter on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the Underlying from the Initial Underlying Price to the Final Underlying Price.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
☐ Coupon — Subject to Automatic Call, Credit Suisse will pay you a quarterly Coupon. In exchange for receiving a quarterly Coupon, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.
Key Dates
Strike Date Trade Date Settlement Date Observation Dates* Final Valuation Date* Maturity Date*	November 12, 2020 November 13, 2020 November 17, 2020 Quarterly (see page 4) November 12, 2021 November 17, 2021
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING from THE Initial Underlying Price to THE Final underlying price. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the common stock of Royal Caribbean Cruises Ltd.

Underlying	Ticker	Coupon Rate	Initial Underlying Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of Royal Caribbean Cruises Ltd.	RCL UN <Equity>	15.95% per annum	$68.10	$40.86 (Approximately 60% of the Initial Underlying Price	Approximately 24.4738 shares per Note	22550X824	US22550X8240

** Equal to the product of (i) $1,000 divided by the Conversion Price and (ii) the share adjustment factor, subject to adjustment as described in “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in any accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Price.

Credit Suisse currently estimates the value of each $1,000 principal amount of the Notes on the Trade Date is $993 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Royal Caribbean Cruises Ltd.	$10,000,000	$1,000	$25,000	$2.50	$9,975,000	$997.50

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $2.50 per $1,000 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–A dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Price to the Final Underlying Price.

♦	You believe the Final Underlying Price is likely to be equal to or greater than the Conversion Price. If the Final Underlying Price is less than the Conversion Price, you believe you can tolerate receiving at maturity the Share Delivery Amount, which is expected to be worth less than your principal amount and may be worthless.

♦	You understand and accept that you will not participate in any appreciation in the price of the Underlying from the Initial Underlying Price to the Final Underlying Price, which may be significant, and that your potential return is limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦	You are willing to invest in the Notes based on the Coupon Rate specified on the cover hereof.

♦	You are willing to forgo any dividends paid on the Underlying.

♦	You are willing to invest in notes that are subject to potential Automatic Call and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦	You seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦	You understand the single stock risk associated with the Notes and you are willing to accept the risks associated with the Underlying.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Price to the Final Underlying Price.

♦	You believe the Final Underlying Price is likely to be less than the Conversion Price.

♦	You cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may be worthless.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying, and whose return is not limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦	You are unwilling to invest in the Notes based on the Coupon Rate specified on the cover hereof.

♦	You prefer to receive the dividends paid on the Underlying.

♦	You are unable or unwilling to hold notes that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You do not seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦	You do not understand the single stock risk associated with the Notes or you are unwilling to accept the risks associated with the Underlying.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000 per Note
Term	One year, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same. If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Underlying	Common stock of Royal Caribbean Cruises Ltd.
Coupon

Subject to Automatic Call, Credit Suisse will pay you a quarterly Coupon on each Coupon Payment Date, regardless of the performance of the Underlying.

The table below sets forth the Coupon amount (based on the Coupon Rate of 15.95% per annum) that would be applicable to each Coupon Payment Date.

Coupon (per Note) International Paper Company
$39.875 per quarter
Conversion Price	A specified price of the Underlying that is less than the Initial Underlying Price, equal to a percentage of the Initial Underlying Price as specified on the cover hereof.
Coupon Rate	The Coupon rate is 15.95% per annum.
Automatic Call Provision

The Notes will be automatically called after three months (beginning February 11, 2021) if on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Price.

If the Notes are called on any Observation Date, on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date (beginning February 11, 2021) if the closing level of the Underlying on such Observation Date is below the Initial Underlying Price.

Share Delivery Amount (per Note)	A number of shares of the Underlying equal to the product of (i) the principal amount divided by the Conversion Price of the Underlying and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in any accompanying product supplement. In lieu of any fractional shares in respect of the Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Underlying Price. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. The Share Delivery Amount (together with any cash amount paid in lieu of fractional shares) will be determined for each $1,000 principal amount of securities you hold.
Payment at Maturity (per Note)

If the Notes are not called and the Final Underlying Price is equal to or greater than the Conversion Price, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes are not called and the Final Underlying Price is less than the Conversion Price, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Underlying Price. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

Key Terms

Initial Underlying Price	The closing level of the Underlying on the Strike Date, as specified on the cover hereof.
Final Underlying Price	The closing level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on February 11, 2021; Observation Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, November 12, 2021, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on February 17, 2021; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

♦    a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Price
Final Level	Final Underlying Price
Valuation Date	Final Valuation Date
Physical Delivery Amount	Share Delivery Amount
Buffer Level	Conversion Price

Extraordinary cash dividends or distributions

For purposes of the Notes offered by this pricing supplement, the following information supersedes the information set forth under the subheading “Extraordinary cash dividends or distributions” on page PS-25 of the accompanying product supplement:

A dividend or other distribution consisting exclusively of cash to all, or substantially all, holders of the Underlying (the “relevant dividend”) will be deemed to be an extraordinary cash dividend if the calculation agent determines that the relevant dividend is declared and paid outside the normal dividend policy or is materially different from the historical dividend, or that the Reference Share Issuer announces will be an extraordinary dividend. For the avoidance of doubt, the relevant dividend may be all or only a portion of any cash dividend or other cash distribution and relevant dividends may occur contemporaneously on any given date.

If an extraordinary cash dividend occurs, the share adjustment factor for the Underlying will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

·	the prior share adjustment factor for the Underlying; and

·	a fraction, the numerator of which is the amount of the extraordinary cash dividend per share of the Underlying and the denominator of which is the closing level of the Underlying on the trading day before the ex-dividend date.

Investment Timeline

Strike Date	The Initial Underlying Price is observed and the Conversion Price is determined.

Quarterly, including at maturity if not previously called	Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly, including the Final Valuation Date

The Notes will be called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price.

If the Notes are called, we will pay an amount on the immediately following Coupon Payment Date equal to the principal amount plus the applicable Coupon.

Maturity Date

The Final Underlying Price is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Price is greater than or equal to the Conversion Price, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes have not been called and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates
February 11, 2021	February 17, 2021
May 12, 2021	May 17, 2021
August 12, 2021	August 17, 2021
November 12, 2021	November 17, 2021

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. This section describes material risks relating to an investment in the Notes. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the Share Delivery Amount will decline at a greater than 1% to 1% rate if the Final Underlying Price is less than the Conversion Price. For example, if the Conversion Price is 60% of the Initial Underlying Price, the Final Underlying Price is less than the Conversion Price and the Final Underlying Price is 50% of the Initial Underlying Price, the value of your Payment at Maturity as of the Final Valuation Date will be approximately 16.67% less than the principal amount, which reflects a greater loss than the 10% decline from the Conversion Price to the Final Underlying Price. At maturity, if the Final Underlying Price is less than the Conversion Price, and the Notes have not been previously called, the Payment at Maturity you will receive is expected to be less than the principal amount of the Notes, and you could lose your entire investment. It is not possible to predict whether the Final Underlying Price will be less than the Conversion Price, and in the event that the Final Underlying Price is less than the Conversion Price, by how much the Final Underlying Price will decrease in comparison to the Initial Underlying Price. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	Return on the Notes is limited to the sum of any Coupons and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation in the price of the Underlying, which may be significant. Further, if the Notes are called, you will not receive any Coupons or any other payments in respect of any Coupon Payment Dates after the applicable Automatic Call Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called on any Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the price of the Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, or that the price of the Underlying will remain greater than or equal to the Conversion Price. This is due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to recover to or above the Initial Underlying Price or Conversion Price, respectively, on the Final Valuation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlying.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of the Underlying could be less than the Conversion Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The price of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Underlying Price is less than the Conversion Price, you will receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Risks Relating to the Underlying

♦	No affiliation with the Reference Share Issuer — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	Single stock risk — The Notes are linked to the equity securities of a single underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and the Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Share Issuer with the SEC.

♦	No ownership rights in the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and therefore, the value of the Notes.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in any accompanying product supplement.

Risks Relating to the Issuer

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in the Underlying or instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the price of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Notes;

o	the Automatic Call provision, which would limit the value of the Notes;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuer or markets generally and which may affect the price of the Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Price being equal to or greater than the Conversion Price. Because the Payment at Maturity is determined by observing if the Final Underlying Price is equal to or greater than the Conversion Price only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying is above the Conversion Price at that time.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Coupons and payments upon Automatic Call or at maturity for a hypothetical offering of the Notes linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below. The hypothetical Conversion Price represents the Conversion Price given the below hypothetical Initial Underlying Price. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount to the $1,000 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000
Term:	Approximately one year
Hypothetical Coupon Rate:	15.95% per annum (or 3.9875% per quarter)
Hypothetical Coupon:	$39.875 per quarter
Observation Dates:	Quarterly
Hypothetical Initial Underlying Price:	$66.6667
Hypothetical Conversion Price:	$40 (approximately 60% of the Hypothetical Initial Underlying Price)
Share Delivery Amount:	25 shares per Note (Principal amount per Note/Hypothetical Conversion Price)
Share adjustment factor:	1.0

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Total Payment/Delivery (per Note)
First Observation Date	$80 (at or above Initial Underlying Price)	Notes called; holder will receive principal plus Coupon payment of $39.875 on Automatic Call Date.

	Total Payment (per $1,000 Note)	$1,039.875 (3.9875% total return)

Because the closing level of the Underlying is equal to or greater than the Initial Underlying Price on the first Observation Date (which is approximately three months after the Trade Date), the Notes are called on the first Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $1,039.875 per $1,000 principal amount (reflecting your principal amount plus the applicable Coupon), a 3.9875% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called and the Final Underlying Price is equal to or greater than the Conversion Price

Date	Closing Level	Total Payment/Delivery (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $39.875 on the first through third Coupon Payment Dates.
Final Valuation Date	$60 (at or above Conversion Price, below Initial Underlying Price)	Notes NOT called; holder will receive principal plus Coupon payment of $39.875 on Maturity Date.

	Total Payment (per $1,000 Note)	$1,159.50 (15.95% total return)

Because the closing level of the Underlying was less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is equal to or greater than the Conversion Price, at maturity, Credit Suisse will pay you $1,039.875 per $1,000 principal amount, which is equal to your principal amount plus the Coupon payment due on the Final Valuation Date.

In addition, you will receive Coupon payments of $39.875 on each Coupon Payment Date prior to the Maturity Date. When added to the Coupon payment of $39.875 received at maturity, you will have received a total of $1,159.50 per $1,000 principal amount, an 15.95% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Price is less than the Conversion Price

Date	Closing Level	Total Payment/Delivery (per Note)
First through third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $39.875 on the first through third Coupon Payment Dates.
Final Valuation Date	$32 (below Conversion Price)	Notes NOT called; holder will receive the Share Delivery Amount and the Coupon payment of $39.875 on the Maturity Date.

	Total Payment and Delivery (per $1,000 Note)	$25 shares + $159.50 (4.05% loss)

Because the closing level of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is less than the Conversion Price, at maturity Credit Suisse will deliver you the Share Delivery Amount plus the applicable Coupon payment due at maturity.

The cash value of the Share Delivery Amount will equal:

$32 × 25 shares

= $800*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $800 + $39.875 = $839.875

*$800 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, at maturity Credit Suisse will deliver to you for each Note 25 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date.

In addition, you will receive Coupon payments of $39.875 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $959.50 per $1,000 principal amount, an 4.05% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Conversion Price of approximately 60% of the Initial Underlying Price and that the Notes are not called prior to the Final Valuation Date. It illustrates, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of performance of the Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Price to the Final Underlying Price	Return on the Notes as of the Final Valuation Date (excluding Coupon payments)	Payment at Maturity (excluding Coupon payments on the Notes)	Total Coupon Payment	Total Payment/Delivery
−1%	0%	$1,000	$159.50	$1,159.50
−10%	0%	$1,000	$159.50	$1,159.50
−20%	0%	$1,000	$159.50	$1,159.50
−30%	0%	$1,000	$159.50	$1,159.50
−40%	0%	$1,000	$159.50	$1,159.50
−41%	-1.67%	25 shares	$159.50	25 shares + $159.50
−50%	-16.67%	25 shares	$159.50	25 shares + $159.50
−60%	-33.33%	25 shares	$159.50	25 shares + $159.50
−70%	-50.00%	25 shares	$159.50	25 shares + $159.50
−80%	-66.67%	25 shares	$159.50	25 shares + $159.50
−90%	-83.33%	25 shares	$159.50	25 shares + $159.50
−100%	-100.00%	$0	$159.50	$159.50

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, as reported by Bloomberg and the following graph sets forth the historical performance of the Underlying based on the closing levels of Royal Caribbean Cruises Ltd. from January 2, 2015 through November 12, 2020. The solid red line on the Royal Caribbean Cruises Ltd. graph represents the Conversion Price. We obtained the historical information below from Bloomberg, without independent verification.

The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

Royal Caribbean Cruises Ltd.

According to its publicly available filings with the SEC, Royal Caribbean Cruises Ltd. controls and operates four global cruise brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises. The common stock of Royal Caribbean Cruises Ltd. is listed on the New York Stock Exchange. Royal Caribbean Cruises Ltd.’s SEC file number is 001-11884 and can be accessed through www.sec.gov.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

The closing level of the common stock of Royal Caribbean Cruises Ltd. on November 12, 2020 was $68.10.

Historical Performance of the Common Stock of Royal Caribbean Cruises Ltd.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate of 15.95% per annum, we will treat 0.34% per annum as interest on the Deposit and 15.61% per annum as Put Premium.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.

Under this treatment, if you receive cash upon a redemption of the Notes (including at maturity), you should recognize short-term capital gain in respect of the Put Option equal to the aggregate Put Premium previously received (including the Put Premium received upon redemption).  If you receive underlying shares at maturity of the Notes, you should not recognize gain or loss with respect to the Put Option (other than in respect of cash received in lieu of a fractional share) but instead should have a tax basis in the underlying shares received (including any fractional share deemed received) equal to your tax basis in the Notes minus the aggregate Put Premium previously received.  If you dispose of the Notes prior to their maturity (or earlier redemption), you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $2.50 per $1,000 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 1, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 1, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 1, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 1, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.